Exhibit 99.1

Contact:

Randi Baldwin	Lester Rosenkrantz /Al Palombo
Vice President Communications & Marketing	Investor Relations
American Medical Alert Corporation	Cameron Associates
(516) 536-5850	(212) 245-8800

AMERICAN MEDICAL ALERT CORPORATION REPORTS INCREASE IN TOP LINE
GROWTH WITH RELEASE OF FIRST QUARTER 2005 RESULTS

Company Continues Trend of Increased Revenue Growth and Strong Balance Sheet

OCEANSIDE, New York. – May 13, 2005 – American Medical Alert Corp. (NASDAQ:  AMAC) a provider of healthcare communication services and advanced home health monitoring technologies, announced today the operating results for the quarter ended March 31, 2005.

Revenues for the quarter ended March 31, 2005, consisting primarily of monthly recurring revenues (MRR), increased 15% to $5,238,570 as compared to $4,553,478 for the same period in 2004.  Net income for the quarter ended March 31, 2005 was $226,499 or $.03 per diluted share as compared to $179,802 or $.02 per diluted share in the first quarter of 2004.

The company ended the quarter with a cash balance of $3,869,521 and had working capital of $7,155,421 as of March 31, 2005.

Howard M. Siegel, Chief Executive Officer commented, “We are pleased to report AMAC has delivered a quarter of solid financial results. The Company’s progress was particularly driven this quarter by a 32% increase in revenues in our Telephone Answering Service (“TAS”) segment, 24% of which was a result of internal growth primarily due to the development and execution of our “Daytime” TAS services offering.” Further, Siegel stated, “The Company continues to actively pursue opportunities to migrate its core PERS customer base to a more comprehensive at-home Telehealth/ Disease Management Monitoring capability.”

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several national medical On-Call and communication centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly

Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

Statements of income for the three months ended March 31, 2005 and 2004 and balance sheets as of March 31, 2005 and December 31, 2004 are attached.

AMAC SELECTED FINANCIAL DATA

	3/31/2005	3/31/2004

Revenues	$5,238,570	$4,553,478

Net Income	$226,499	$179,802

Net Income per Share
Basic	$0.03	$0.02
Diluted	$0.03	$0.02

Basic Weighted Average Shares Outstanding	8,096,557	7,717,805

Diluted Weighted Average Shares Outstanding	8,879,144	8,196,113

CONDENSED BALANCE SHEET

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS

Current Assets	$9,485,677	$8,177,928
Fixed Assets – Net	6,631,218	7,046,925
Other Assets	4,367,747	4,414,163

Total Assets	$20,484,642	$19,639,016

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$2,330,256	$2,335,701
Deferred Income Tax	1,122,000	1,099,000
Long-term Debt	416,789	496,444
Long-term Capital Lease	—	24,458
Other Liabilities	388,014	405,514

Total Liabilities	$4,257,059	$4,361,117

Stockholders’ Equity	16,227,583	15,277,899
Total Liabilities and Stockholders’ Equity	$20,484,642	$19,639,016

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